Exhibit 10.1

Barclays Bank PLC
5 The North Colonnade
Canary Wharf, London E14 4BB
Facsimile: +44(20)77736461
Telephone: +44 (20) 777 36810

c/o Barclays Capital Inc.
as Agent for Barclays Bank PLC
745 Seventh Ave
New York, NY 10019

DATE:	January 28, 2010

TO:	Quest Diagnostics Incorporated

Attention:	Robert F O’Keef, Vice President and Treasurer

Facsimile:	1-973-520-2037

Telephone:	1-973-520-2118

Email:	Robert.F.OKeef@questdiagnostics.com

FROM:	Barclays Capital Inc., acting as Agent for Barclays Bank PLC
TELEPHONE:	+1 212 412 4000

SUBJECT:	Share Repurchase Transaction

                    The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Barclays Bank PLC (“Barclays”), through its agent Barclays Capital Inc. (the “Agent”), and Quest Diagnostics Incorporated (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Master Agreement specified below. Barclays Bank PLC is not a member of the Securities Investor Protection Corporation (“SIPC”). Barclays is regulated by the Financial Services Authority.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. For purposes of the Equity Definitions, this Transaction shall be deemed to be a Share Forward Transaction.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Barclays and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to, an agreement in the form of the ISDA 1992 Master Agreement (Multicurrency – Cross Border) (the “Agreement”) as if Barclays and Counterparty had executed an agreement in such form (without any Schedule except for (i) the election of U.S. Dollars as the Termination Currency; (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Counterparty and Barclays with a “Threshold Amount” of USD 150 million with respect to Counterparty and three percent of shareholders’ equity with respect to Barclays, and with an amendment of Section 5(a)(vi) to (A) delete the phrase “, or becoming capable at such time of being declared,” in the seventh line thereof and (B) add the following text at the end Section 5(a)(vi)(2): “provided, however, that an Event of Default shall not occur under either (1) or (2) above if the default, Event of Default or other similar event or condition referred to in (1) or the failure to pay referred to in (2) is a failure to pay caused by an error or omission of an administrative or operational nature and funds were available to such party to enable it to make the relevant payment when due and such payment is in fact made on or before the third Local Business Day following receipt of written notice from the other party of such failure to pay;” and (iii) such other elections set forth in this Confirmation) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	January 28, 2010

Seller:	Barclays

Buyer:	Counterparty

Shares:	The common stock, 0.01 par value per share of Counterparty (Ticker symbol “DGX”).

Prepayment:	Applicable

Variable Obligation	Applicable

Prepayment Amount:	As specified in Schedule A

Prepayment Date:	One Exchange Business Day following the Trade Date.

Exchange:	The New York Stock Exchange

Related Exchange(s):	NASDAQ Global Select Market, NASDAQ Global Market, International Securities Exchange and Chicago Board of Exchange.

Calculation Agent:	Barclays.

Valuation:

Trading Period:

The period of consecutive Scheduled Trading Days from and including the first Scheduled Trading Day following the Trade Date to and including the Maximum Maturity Date, as specified in Schedule A; provided that, Barclays may designate any Scheduled Trading Day on or after the Minimum Maturity Date, as specified in Schedule A, as the last Scheduled Trading Day of the Trading Period. Barclays shall notify Counterparty of any designation made pursuant to this provision on the Scheduled Trading Day immediately following such designated day.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions shall be amended by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and replacing them with the words “at any time during the regular trading session on the Exchange, without regard to after hours or any other trading outside of the regular trading session hours”, by amending and restating clause (a)(iii) thereof in its entirety to read as follows: “(iii) an Early Closure that the Calculation Agent determines is material” and by adding the words “ or (iv) a Regulatory Disruption” after clause (a)(iii) as restated above.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:

A “Regulatory Disruption” shall occur if Barclays determines in its reasonable discretion that it is appropriate in light of legal, regulatory or self-regulatory requirements or related policies or procedures for Barclays to refrain from all or any part of the market activity in which it would otherwise engage in connection with this Transaction.

Disrupted Day:

The definition of “Disrupted Day” in Section 6.4 of the Equity Definitions shall be amended by adding the following sentence after the first sentence: “A Scheduled Trading Day on which a Related Exchange fails to open during its regular trading session will not be a Disrupted Day if the Calculation Agent determines that such failure will not have a material impact on Barclays’s ability to unwind any hedging transactions related to the Transaction”.

Consequence of Disrupted Days:

Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs during the Trading Period, the Calculation Agent may postpone the Maximum Maturity Date and the Minimum Maturity Date. If any Disrupted Day occurs during the Trading Period, the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in whole, in which case the 10b-18 VWAP for such Disrupted Day shall not be included for purposes of determining the Forward Price, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the 10b-18 VWAP for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event (if any) occurred and/or after the relevant Market Disruption Event (if any) ended, and the Forward Price shall be determined by the Calculation Agent as appropriate on the basis of the nature and duration of the relevant Market Disruption Event. Any day on which the Exchange is scheduled to close prior to its normal closing time shall be considered a Disrupted Day in whole.

Valuation Time:	Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	The Settlement Date.

Settlement Terms:

Settlement Method Election:

Not Applicable; provided that if the Number of Shares to be Delivered is a negative number, Counterparty may elect Physical Settlement in lieu of Cash Settlement by written notice to Barclays at any time no later than 9:00 a.m. (New York City time) on the Scheduled Trading Day immediately following the earlier of (i) the Scheduled Trading Day on which Counterparty receives from Barclays a notice of designation of the last Scheduled Trading Day of the Trading Period and (ii) the originally scheduled Maximum Maturity Date as specified in Schedule A.

Physical Settlement:

Applicable if the Number of Shares to be Delivered is (1) a positive number, in which case it means that on the Settlement Date Barclays shall deliver to Counterparty the Number of Shares to be Delivered, or (2) a negative number and Counterparty makes the election pursuant to the proviso under “Settlement Method Election” above, in which case it means that Counterparty shall deliver to Barclays the absolute value of such number subject to paragraphs 5(g) and (i) below.

Cash Settlement:

Applicable if the Number of Shares to be Delivered is a negative number and Counterparty does not make the election above pursuant to the proviso under “Settlement Method Election” above, in which case it means that paragraph 5(h) below shall apply.

Settlement Currency:	USD

Forward Price:

The amount equal to (i) the arithmetic average of the 10b-18 VWAPs for all Exchange Business Days in the Trading Period (the “Average 10b-18 VWAP”) minus (ii) the Discount, as specified in Schedule A and adjusted pursuant to provisions under “Modified Calculation Agent Adjustment” below.

10b-18 VWAP:

(A) For any Scheduled Trading Day that is not a Disrupted Day, the volume-weighted average price at which the Shares trade as reported in the composite transactions for all United States securities exchanges on which such Shares are traded (or, if applicable, the successor Exchange), excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Scheduled Trading Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Scheduled Trading Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Scheduled Trading Day that do not satisfy the requirements of Rule 10b-18(b)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined in good faith by the Calculation Agent, or (B) for any Scheduled Trading Day that is a Disrupted Day, an amount determined in good faith and in a commercially reasonable manner by the Calculation Agent as 10b-18 VWAP pursuant to “Consequence of Disrupted Days” above. Counterparty acknowledges that the Calculation Agent may refer to the Bloomberg Page “DGX <Equity> AQR SEC” (or any successor thereto) for any Scheduled Trading Day to determine the 10b-18 VWAP.

Number of Shares to be Delivered:	A number of Shares equal to the difference between (i) the Share Amount minus (ii) the Initial Shares; provided that a number of Shares less than a whole number shall be rounded upward.

Share Amount:	The quotient of the Prepayment Amount divided by the Forward Price.

Settlement Date:

One Exchange Business Day following the last Scheduled Trading Day during the Trading Period; provided that if Counterparty elects to deliver Free Shares pursuant to paragraph 5(g) below, then the Settlement Date shall be extended for so long as is reasonably necessary to allow Counterparty to satisfy, as promptly as practicable, the conditions set forth in paragraph 5(i) below.

Initial Shares:	As specified in Schedule A.

Initial Share Delivery:

Barclays shall deliver a number of Shares equal to the Initial Shares to Counterparty on the Initial Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date being deemed to be a “Settlement Date” for purpose of such Section 9.4.

Initial Share Delivery Date:	One Exchange Business Day following the Trade Date.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that, notwithstanding anything to the contrary in Section 11.2(e) of the Equity

Definitions or this Confirmation, neither an Extraordinary Dividend nor a repurchase of Shares by the Issuer or any of its subsidiaries shall constitute a “Potential Adjustment Event.”

Extraordinary Events:

New Shares:

Section 12.1(i) of the Equity Definitions is hereby amended by deleting the text in clause (i) in its entirety and replacing it with the phrase “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”.

Share-for-Share:	The definition of “Share-for-Share” set forth in Section 12.1(f) of the Equity Definitions is hereby amended by the deletion of the parenthetical in clause (i) thereof.

Consequence of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment.

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination).

Share-for-Combined:	Component Adjustment.

Consequence of Tender Offers:

Tender Offer:	Applicable

Share-for-Share:	Modified Calculation Agent Adjustment.

Share-for-Other:	Modified Calculation Agent Adjustment.

Share-for-Combined:	Modified Calculation Agent Adjustment.

Modified Calculation Agent Adjustment:

The definition of “Modified Calculation Agent Adjustment” in Sections 12.2 and 12.3 of the Equity Definitions is hereby amended by deleting the stipulated parenthetical provision: “(including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to this Transaction)” and replacing it with the following: “(provided that no adjustments shall be made to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to this Transaction, except that the Calculation Agent may adjust the Discount (but in no event to an amount less than zero) solely to account for the economic effect on Barclays’ right to designate the last Scheduled Trading Day of the Trading Period of changes in the volatility of the Shares during the period from the Announcement Date to the Merger Date or Tender Offer Date, as the case may be)”.

Announcement Date:

The definition of “Announcement Date” in Section 12.1 of the Equity Definitions shall be amended by (i) replacing the word “leads to the” in the third and the fifth lines thereof with the words “, if completed, would lead to a”, (ii) replacing the words “voting shares” in the fifth line thereof with the word “Shares” and (iii) inserting the words “by any entity” after the word “announcement” in the third and the fifth lines thereof.

Announcement Event:	If an Announcement Event occurs, the Calculation Agent will determine the economic effect on the theoretical value of this Transaction of changes in the volatility of the Shares during the period from the Announcement Date to the Valuation Date. If such economic effect is material, the Calculation Agent will on the Valuation Date adjust the Discount (but in no event to an amount less than zero) solely to account for such economic effect. “Announcement Event” shall mean the occurrence of the Announcement Date of a Merger Event or Tender Offer.

Composition of Combined Consideration:

Not Applicable; provided that, notwithstanding Sections 12.5(b) and 12.1(f) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be elected by an actual holder of the Shares, the Calculation Agent will determine such composition.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable.

Failure to Deliver:	Not Applicable.

Insolvency Filing:

Applicable; provided that the definition of “Insolvency Filing” in Section 12.9 of the Equity Definitions shall be amended by deleting the clause “provided that proceedings instituted or petitions presented by creditors and not consented to by the Issuer shall not be deemed an Insolvency Filing” at the end of such definition and replacing it with the following: “; or it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by a creditor and such proceeding is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof, in which event the Insolvency Filing shall be deemed to occur on such thirtieth day.”

Section 12.9(b)(i) of the Equity Definitions is hereby amended by adding the following sentence at the end: “If neither party elects to terminate the Transaction, the Calculation Agent may adjust the terms of the Transaction upon the occurrence of such an event pursuant to Modified Calculation Agent Adjustment (as if such event were a Tender Offer and the date of occurrence of the Insolvency Filing were the Announcement Date).”

Hedging Disruption:

Applicable; provided that, Section 12.9(a)(v) of the Equity Definitions is hereby amended by adding the phrase “for five or more successive Scheduled Trading Days” immediately following the word “efforts” in the second line thereof.

Loss of Stock Borrow:

Applicable; provided that (a) Sections 12.9(a)(vii) and 12.9(b)(iv) of the Equity Definitions are amended by deleting the words “at a rate equal to or less than the Maximum Stock Loan Rate” and replacing it with the words “at a Borrow Cost equal to or less than the Maximum Stock Loan Rate” and (b) Section 12.9(a)(vii) of the Equity Definitions is hereby amended by inserting the words “or enter into an economically equivalent transaction” after the first occurrence of the word “Shares”.

Borrow Cost:

The cost to borrow the relevant Shares (or enter into an economically equivalent transaction) that would be incurred by a third party market participant borrowing such Shares or entering into such transaction, as determined by the Calculation Agent on the relevant date of determination. Such costs, in the case of a borrowing of Shares, shall include (a) the spread below FED-FUNDS that would be earned on collateral posted in connection with such borrowed Shares, net of any costs or fees, and (b) any stock loan borrow fee that would be payable for such Shares, expressed as fixed rate per annum.

Maximum Stock Loan Rate:	200 basis points.

Increased Cost of Stock Borrow:

Applicable; provided that (a) Section 12.9(a)(viii) of the Equity Definitions shall be amended by deleting “rate to borrow Shares” and replacing it with “Borrow Cost” and (b) Section 12.9(b)(v) of the Equity Definitions shall be amended by (i) adding the word “or” immediately before the phrase “(B)”, (ii) deleting subsection (C) in its entirety, (iii) replacing “either party” in the penultimate sentence with “the Hedging Party”, and (iv) replacing the word “rate” in clauses (X) and (Y) of the final sentence therein with the words “Borrow Cost”.

Initial Stock Loan Rate:	25 basis points.

FED FUNDS:

“FED FUNDS” means, for any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “FedsOpen <Index> <GO>“ on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears for any day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Hedging Party:	Barclays or an affiliate of Barclays that is involved in the hedging of this Transaction for all applicable Additional Disruption Events.

Determining Party:	Barclays for all applicable Extraordinary Events.

Acknowledgments:

Non-Reliance:	Applicable.

Agreements and Acknowledgments

Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

3.	Mutual Representations, Warranties and Agreements.

Each of Barclays and Counterparty represents and warrants to, and agrees with, the other party that:

(a)

Commodity Exchange Act. It is an “eligible contract participant” within the meaning of Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA; and

	(b)	Securities Act. It is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act.

4.	Representations, Warranties and Agreements of Counterparty.

In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty further represents, warrants and agrees that:

	(a)	if Counterparty purchases any Shares pursuant to this Transaction, such purchase(s) will comply with (i) all laws and regulations applicable to it and (ii) all contractual obligations of Counterparty;

(b)

Counterparty shall as promptly as practicable provide written notice to Barclays upon obtaining knowledge of the occurrence of any event that constitutes an Event of Default, a Potential Event of Default, a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Barclays;

(c)

(A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Barclays or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Barclays or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(d)

Counterparty has not and will not directly or indirectly violate any applicable law (including, without limitation, the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in connection with the Transaction;

(e)

Counterparty has (and at all times during the Transaction shall have) the capacity and authority to purchase Shares in an amount equal to the Share Amount (determined as if the Forward Price were $28 per Share and assuming that the aggregate purchase price does not exceed the Prepayment Amount) and has not entered into the Transaction with the intent to avoid any regulatory filings;

(f)

Counterparty’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness;

(g)

Counterparty’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and Counterparty is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction;

(h)

Counterparty is not as of the Trade Date (taking into account the effect of entering into the Transaction) “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would, as of such date, be able to purchase a number of Shares equal to the Share Amount (determined as if the Forward Price were $28 per Share and assuming that the aggregate purchase price does not exceed the Prepayment Amount) in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization;

(i)

the Transaction, and any repurchase of the Shares by Counterparty in connection with the Transaction, is pursuant to a publicly announced Share repurchase program that has been approved by Counterparty’s board of directors (including engaging in related derivative transactions) and any such repurchase has been, or shall when so required be, publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto;

(j)

Counterparty understands, agrees and acknowledges that Barclays has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law;

(k)

each of Counterparty’s filings and reports under the Securities Act, the Exchange Act, or other applicable securities laws that are required to be filed or furnished have been filed or furnished and, as of the Trade Date, such filings or reports when considered as a whole (with the more recent such filings or reports deemed to supersede inconsistent statements contained in any earlier such filings or reports) do not contain any misstatement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(l)

Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(m)

Counterparty understands, agrees and acknowledges that no obligations of Barclays to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Barclays or any governmental agency;

(n)

without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Barclays is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133, as amended, 149 or 150, EITF Issue No. 00-19, 01-6, 03-6 or 07-5 (or any successor issue statements), under FASB’s Liabilities & Equity Project or under FASB Staff Position or any other accounting guidance; and

(o)

Counterparty is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

5.	Other Provisions:

(a)

Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Barclays and Counterparty shall be transmitted exclusively through Agent, and Agent agrees to transmit immediately any such notices, demands, communications, funds or other assets to the intended recipient.

	(b)	Rule 10b-18.

(i)

Barclays covenants and agrees that (A) it shall effect all purchases of Shares in connection with this Transaction during the period starting on the first day of the Trading Period and ending on the Minimum Maturity Date (other than purchases made by Barclays as part of its dynamic adjustment of its hedge of the options embedded in this Transaction or that Barclays reasonably believes are attributable solely to Barclays during such period) and the Cash Settlement Pricing Period (as defined below), if any, and any purchases executed as a result of the occurrence of an Additional Termination Event or termination of the Transaction pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions) in a manner that Barclays reasonably believes, based on the representations, warranties and agreements of Counterparty set forth herein, would comply with the limitations set forth in clauses (b)(1), (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18 under the Securities Exchange Act of 1934 (“Rule 10b-18”), as if Barclays were Counterparty or an “affiliated purchaser” (as such term is defined in Rule 10b-18) of Counterparty and such rule were applicable to such purchases and (B) without limitation of the foregoing clause (A), it shall effect all purchases of Shares in connection with this Transaction in a manner that Barclays, in good faith, believes is in compliance with applicable legal and regulatory requirements.

(ii)

Except as disclosed to Barclays in writing prior to the Trade Date, Counterparty represents and warrants to Barclays that it has not made any purchases of blocks by or for itself or any of its “affiliated purchasers” pursuant to the one block purchase per week exception in Rule 10b-18(b)(4) under the Exchange Act during each of the four calendar weeks preceding such date (“Rule 10b-18 purchase,” “blocks” and “affiliated purchaser”, each as defined in Rule 10b-18).

(iii)

Counterparty agrees that if, on any day during the Trading Period or the Cash Settlement Pricing Period, if any, Counterparty makes any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction, Counterparty shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange in the case of such an announcement not made during such a regular trading session) notify Barclays following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Barclays with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Barclays or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to Barclays that such information is true and correct. In addition, Counterparty shall promptly notify Barclays of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

	(c)	Rule 10b5-1. It is the intent of the parties that this Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act (“Rule 10b5-1”), and the parties agree that this

Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), and Counterparty shall take no action that results in this Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Counterparty acknowledges and agrees that (A) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether Barclays effects any purchases in connection with this Transaction, (B) during the Trading Period and the Cash Settlement Pricing Period, if any, Counterparty shall not, and shall not authorize any of its officers or employees to, communicate, directly or indirectly, any information regarding Counterparty or the Shares to employees of Barclays or its affiliates as named in the Appendix A, (C) Counterparty is entering into this Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 and (D) Counterparty will not alter or deviate from this Confirmation or enter into or alter a corresponding hedging transaction with respect to the Shares. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 and no such amendment, modification or waiver shall be made at any time at which Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(d)

Company Purchases. Without the prior written consent of Barclays (which consent Barclays shall not unreasonably withhold or delay), Counterparty shall not purchase, and shall cause its “affiliates” and “affiliated purchasers” (each as defined in Rule 10b-18) not to directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares during the Trading Period and the Cash Settlement Pricing Period, if any; provided that this paragraph 5(d) shall not apply to any of the following: (A) privately negotiated purchases of Shares from GlaxoSmithKline plc or any of its affiliates holding such Shares with the prior consent of Barclays (which consent Barclays shall not unreasonably withhold or delay); (B) purchases of Shares pursuant to exercises of stock options granted to former or current employees, officers, directors, or other affiliates of Counterparty, including the withholding and/or purchase of Shares from holders of such options to satisfy payment of the option exercise price and/or satisfy tax withholding requirements in connection with the exercise of such options; (C) purchases of Shares from holders of performance shares or units or restricted shares or units to satisfy tax withholding requirements in connection with vesting; (D) the conversion or exchange by holders of any convertible or exchangeable securities of the Counterparty previously issued; (E) purchases of Shares effected by or for a plan by an agent independent of Counterparty that satisfy the requirements of Rule 10b-18(a)(13)(ii); (F) purchases which are not solicited by or on behalf of Counterparty, its “affiliates” or “affiliated purchasers” (each as defined in Rule 10b-18); or (G) purchases executed by Barclays or an Affiliate of Barclays.

(e)

Regulation M. Counterparty is not on the Trade Date engaged in a “distribution”, as such term is used in Regulation M under the Exchange Act (“Regulation M”), of any Shares or any securities for which the Shares are a “reference security” (as defined in Regulation M), other than a distribution meeting the requirements of an exception set forth in Rules 102(b) or 102(c) of Regulation M. Counterparty shall not, until the Settlement Date or Cash Payment Settlement Date, as applicable, engage in any such distribution.

(f)

Additional Termination Event. Notwithstanding any other provision hereof, an “Additional Termination Event” shall occur and Counterparty shall be the sole Affected Party pursuant to such Additional Termination Event if on any day occurring after the Trade Date and on or prior to the last Scheduled Trading Day in the Trading Period Counterparty declares a distribution, issue or dividend to existing holders of the Shares with an ex-dividend date on or prior to the Valuation Date of (i) an extraordinary cash dividend, (ii) a regular quarterly dividend in an amount greater than the Regular Dividend as specified in Schedule A, (iii) securities or share capital of another issuer acquired or owned (directly or indirectly) by Counterparty as a result of a spin-off or other similar transaction or (iv) any other type of securities (other than Shares, which may constitute a Potential Adjustment Event), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price as determined by Barclays.

(g)

Physical Settlement by Counterparty. If Physical Settlement applies pursuant to (2) under “Physical Settlement” above, Counterparty shall deliver, at its election, either (i) a number of Free Shares equal to the absolute value of the Number of Shares to be Delivered, OR (ii) a number of Restricted Shares equal to the product of (A) the absolute value of the Number of Shares to be Delivered multiplied by (B) 106%. “Free Shares” shall mean Shares that are fully registered, freely tradable and free and clear of any lien, charge, claim or other encumbrance and delivered pursuant to paragraph 5(i) below. “Restricted Shares” shall mean Shares that are not Free Shares. “Physical Settlement Price” shall mean the closing price per Share as quoted by the Exchange at the Valuation Time on the last Scheduled Trading Day of the Trading Period. Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that the Restricted Shares have not been registered pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws (“Blue Sky Laws”) and cannot be freely sold, transferred, pledged or otherwise disposed of without registration under the Securities Act or under applicable Blue Sky Laws unless such sale, transfer, pledge or other disposition is made in a transaction exempt from or not subject to registration thereunder.

(h)

Cash Settlement by Counterparty. If Cash Settlement applies, Counterparty shall pay to Barclays on each Cash Settlement Date an amount in cash equal to the Cash Settlement Amount for such Cash Settlement Date. “Cash Settlement Dates” shall mean three Currency Business Days immediately following each Exchange Business Day on which Barclays delivers to Counterparty a Hedge Repurchase Notice. “Cash Settlement Amount” shall mean, with respect to each Cash Settlement Date, the product of (i) the number of Hedge Repurchase Shares, as specified in the applicable Hedge Repurchase Notice, multiplied by (ii) the volume weighted average price at which Barclays purchased such Shares on the Scheduled Trading Day related to such Cash Settlement Date. “Cash Settlement Pricing Period” shall mean the period commencing on the Scheduled Trading Day immediately following the last Scheduled Trading Day of the Trading Period and ending on the Exchange Business Day on which, subject to applicable regulatory requirements and market conditions, Barclays completes in a reasonably timely manner the purchase of a number of shares equal to the absolute value of the Number of Shares to be Delivered (each such Share, a “Hedge Repurchase Share”). With respect to each Scheduled Trading Day during the Cash Settlement Pricing Period, Barclays shall deliver a notice (each such notice, a “Hedge Repurchase Notice”) to the Counterparty of the number of Hedge Repurchase Shares purchased by Barclays on such Scheduled Trading Day.

(i)

Share Delivery Conditions. If Physical Settlement by Counterparty applies, Counterparty may deliver Free Shares in respect of its settlement obligations only if the following conditions have been satisfied (the “Registration Provisions”): (i) a registration statement (“Registration Statement”) (which may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act of 1933, as amended) covering public resale by Barclays (or an affiliate thereof) of any Shares delivered by Counterparty to Barclays under such Physical Settlement by Counterparty (“Settlement Shares”) by Barclays shall have been filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”) no later than one Scheduled Trading Day prior to the Settlement Date and such Registration Statement continues to be in effect at all times to and including the date that Barclays or its affiliate(s) has fully and finally sold any Settlement Shares hereunder, (ii) the contents of such registration statement and of any prospectus supplement to the prospectus included therein (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Barclays, (iii) Barclays shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for transactions pursuant to which Barclays (or an affiliate thereof) acts as an underwriter of equity securities and the results of such investigation are satisfactory to Barclays, in its discretion, and (iv) as of the Settlement Date, an agreement between Barclays and Counterparty of reasonable and customary underwriting terms including but not limited to indemnification and contribution and due diligence (the “Underwriting Agreement”) shall have been entered into with Barclays in connection with the public resale of the Settlement Shares by Barclays (or an affiliate thereof). Notwithstanding the foregoing, if Counterparty elects for Physical Settlement by Counterparty to apply and Counterparty delivers Restricted Shares in respect of its settlement obligation, Barclays shall attempt to sell the Settlement Shares, if any, pursuant to an exemption from registration under the Securities Act by soliciting bids from interested parties in a manner exempt from registration.

Counterparty agrees that any Registration Statement it files for purposes of Physical Settlement by Counterparty pursuant to the provisions above, at the time the same becomes effective, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein to make the statements therein not misleading. Counterparty represents that any prospectus delivered to Barclays in connection with sales made under the Registration Statement (as such prospectus may be supplemented from time to time) will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(j)	Transfer or Assignment.

Counterparty may not transfer or assign any of its rights or obligations under the Transaction without the prior written consent of Barclays. Notwithstanding any provision of the Agreement to the contrary, Barclays may, subject to (A) the following conditions:

(i) Counterparty will not be required to pay to the transferee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement (except in respect of interest under Section 2(e), 6(d)(ii), or 6(e)) greater than the amount in respect of which Counterparty would have been required to pay to Barclays in the absence of such transfer;

(ii) Counterparty will not receive a payment from which an amount has been withheld or deducted, on account of a Tax under Section 2(d)(i) (except in respect of interest under Section 2(e), 6(d)(ii), or 6(e) of the Agreement), in excess of that which Barclays would have been required to so withhold or deduct in the absence of such transfer, unless the transferee would be required to make additional payments pursuant to Section 2(d)(i)(4) of the Agreement corresponding to such withholding or deduction;

(iii) It is not unlawful for either party to perform any obligation under the Agreement or the Transaction as a result of such transfer; and

(iv) An Event of Default or Termination Event does not occur as a result of such transfer;

provided that with respect to the results described in clauses (i) and (ii) above, Barclays will cause the transferee to make, and Counterparty will make, such reasonable Payer Tax Representations and Payee Tax Representations as may be mutually agreed upon by the transferee and Counterparty in order to permit such parties to determine that such results will not occur upon or after the transfer; and

(B) applicable law, freely transfer and assign all of its rights and obligations under the Transaction without the consent of Counterparty to any affiliate of Barclays whose obligations hereunder are guaranteed by Barclays.

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Barclays to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Barclays may designate any of its Affiliates to purchase, sell, receive or deliver Shares or other securities and otherwise to perform Barclays’ obligations in respect of the Transaction. Barclays shall be discharged of its obligations to Counterparty only to the extent of any such performance such Affiliate.

(k)

Role of Agent. Each of Barclays and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Barclays under the Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction to another entity registered as a broker with the Securities and Exchange Commission, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Barclays and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Barclays or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder with respect to this paragraph 5(j). Counterparty acknowledges that the Agent is an affiliate of Barclays.

(l)

Regulatory Provisions. The time of dealing for the Transaction will be confirmed by Barclays upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with a Transaction.

(m)

Netting and Setoff. Obligations under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment; provided that both parties agree that subparagraph (ii) of Section 2(c) of the Agreement shall apply to the Transaction, except that upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X under the Transaction owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) under an Equity Contract owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this paragraph. “Equity Contract” shall mean for purposes of this paragraph any transaction relating to Shares between X and Y (or any Affiliate of Y) that qualifies as ‘equity’ under applicable accounting rules. Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this section shall be effective to create a charge or other security interest.

(n)

Staggered Settlement. Barclays may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver any Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Barclays will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver under the applicable settlement method above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Barclays will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Barclays would otherwise be required to deliver on such Nominal Settlement Date.

(o)

Alternative Calculations and Counterparty Payment on Early Termination and on Certain Extraordinary Events. If Barclays owes Counterparty or if Counterparty owes Barclays any amount in connection with the Transaction (i) pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy or to require Barclays to satisfy, as the case may be, any such Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Barclays, confirmed in writing within one Scheduled Trading Day, no later than noon New York time on the Scheduled Trading Day immediately following the receipt of notice that an Early Termination Date has occurred or that the Transaction has been cancelled or terminated, as applicable, where such notice to Barclays shall include a representation and warranty from Counterparty that it is not, as of the date of the telephonic notice and the date of such written notice, aware of any material non-public information concerning itself or the Shares (where “material” shall have the meaning set forth in paragraph 5(p) below) (“Notice of Counterparty Termination Delivery”); provided that if Counterparty does not elect to require Barclays to satisfy its Payment Obligation by delivery of Termination Delivery Units, Barclays shall have the right (without regard to the exceptions set forth in clauses (i) and (ii) above), in its sole discretion, to elect to satisfy its Payment Obligation by delivery of Termination Delivery Units, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Barclays shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization or a merger event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Within a commercially reasonable period of time following receipt of a Notice of Counterparty Termination Delivery, Barclays shall deliver to Counterparty or Counterparty shall deliver to Barclays, as the case may be, a number of Termination Delivery Units having a fair market value (net of any brokerage and underwriting commissions and fees, including any customary private placement fees) equal to the amount of such Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be sold over a commercially reasonable period of time to generate proceeds equal to the cash equivalent of such payment obligation). If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (modified as described above) and 9.12 of the Equity Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units.” “Termination Delivery Units” means in the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of Nationalization, Insolvency, Tender Offer or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency, Tender Offer or Merger Event; provided that if such Nationalization, Insolvency, Tender Offer or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

(p)

No Material Non-Public Information. On the Trade Date, Counterparty represents and warrants to Barclays that it is not aware of any material non-public information concerning itself or the Shares. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold Shares.

(q)

Maximum Number of Shares. Notwithstanding any provision of this Confirmation, the Agreement or the Equity Definitions to the contrary, in no event shall the aggregate number of Shares that Counterparty shall be obligated to deliver in connection with this Transaction exceed 5 million Shares, as such number may be proportionately adjusted by the Calculation Agent to reflect stock splits or similar events.

(r)

Tax Disclosure. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(s)

Status of Claims in Bankruptcy. Barclays acknowledges and agrees that this Confirmation is not intended to convey to Barclays rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Barclays’ right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Barclays’ rights in respect of any transactions other than the Transaction.

(t)

No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

(u)

Delivery of Cash. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions or any other agreement between the parties to the contrary, nothing in this Confirmation shall be interpreted or given effect so as to require Counterparty to deliver cash, except in circumstances where such requirement is permitted for classification of the Transaction as equity under EITF 00-19.

(v)

Securities Contract; Swap Agreement. The parties hereto agree and acknowledge that Barclays is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” or a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” a “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Barclays is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(w)	Payments on Early Termination. The parties hereto agree that for the Transaction, for the purposes of Section 6(e) of the Agreement, the Agreement shall be deemed to have been amended to incorporate the modifications set out in the ISDA Close-out Amount Protocol, as published on February 27, 2009 by the International Swaps and Derivatives Association, Inc.

	(x)	Governing Law. The law of the State of New York (without reference to choice of law doctrine).

(w)

Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

6.	Account Details:

	(a)	Account for payments to Counterparty:

Quest Diagnostics Incorporated Bank: Bank of New York ABA: 021000018
Acct Name: Quest Diagnostics Incorporated

Account for delivery of Shares to Counterparty: Quest Diagnostics Incorporated Transfer Agent: Computershare Acct No.: T0000000019

	(b)	Account for payments to Barclays:

Bank: Barclays Bank plc NY ABA# 026 00 2574 BIC: BARCUS33 Acct: 50038524 Beneficiary: BARCGB33
Ref: Barclays Bank plc London Equity Derivatives

7.	Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Barclays for the Transaction is: Inapplicable, Barclays is not a Multibranch Party.

8.	Notices:

For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

Quest Diagnostics Incorporated 3 Giralda Farms Madison, NJ 07940 Attention: Tracy Cinco-Abela

Telephone No.: 973-520-2746
Facsimile No.: 973-520-2037

(b)	Address for notices or communications to Barclays:

Barclays Bank PLC
c/o Barclays Capital Inc.
745 Seventh Ave.
New York, NY 10019
Attn:	Paul Robinson
Telephone: (+1) 212-526-0111
Facsimile: (+1) 917-522-0458

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Barclays a facsimile of the fully-executed Confirmation to Barclays at (+1) 917-522-0458. Originals shall be provided for your execution upon your request.

Very truly yours,

BARCLAYS CAPITAL INC.,
acting solely as Agent in connection with this Transaction

By:	/s/ Brian C. Spencer

Name: Brian C. Spencer
Title: Authorized Signatory

Accepted and confirmed as of the Trade Date:

QUEST DIAGNOSTICS INCORPORATED

By:	/s/ Robert F. O’Keef

Robert F. O’Keef
Name: Robert F. O’Keef
Title: Vice President and Treasurer

SCHEDULE A

For the purposes of the Transaction, the following terms shall have the following values/meanings:

1. Prepayment Amount:	USD 250 million

2. Maximum Maturity Date:	March 30, 2010

3. Minimum Maturity Date:	February 25, 2010

4. Discount:	USD 0.4484

5. Initial Shares:	4,460,304

6. Regular Dividend:	USD 0.1 per Share per quarter.

APPENDIX A

Kevin Murphy

Arturo Ortiz de Zevallos

Omar Gzouli

Michael Hosana